For Immediate Release

FERRO REPORTS SECOND QUARTER 2013 ADJUSTED EPS OF $0.14

Adjusted Gross Margin for Second Quarter 2013 Increases to 21.9% Compared With 20.4% in Same Period Last Year

Company Reaffirms Commitment to Reduce Operating Costs in Excess of $85 million with $30 million in 2013 and $70 million in 2014

Full-Year Adjusted Earnings Guidance Reaffirmed at $0.35 — $0.40 per Diluted Share

CLEVELAND, Ohio – July 31, 2013 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the second quarter ended June 30, 2013. The second-quarter loss attributable to common shareholders was $0.02 per diluted share compared with income of $0.02 per share in the second quarter of 2012. On an adjusted basis, earnings per diluted share were $0.14, an increase of 40% versus the second quarter of 2012. The Company attributed the increase in profitability to management’s continued progress executing on its value creation strategy. The Company also reaffirmed its previous full-year adjusted earnings guidance of $0.35 to $0.40 per diluted share. Please refer to the supplemental tables at the end of this release for additional information concerning adjusted financial results.

Second-Quarter Highlights

Ferro reported net sales of $435 million in the second quarter of 2013, compared with net sales of $476 million in the second quarter of 2012. Value-added sales, which exclude precious metal sales, were $408 million, versus $424 million in the second quarter last year. The reduction in sales resulted primarily from the Company’s divestiture of its solar paste assets in the first quarter of 2013 and its borates mining operation in Argentina during the second quarter of 2012 coupled with product de-selection in the Polymer Additives segment. The divested operations had approximately $36 million of net sales and $11 million of value-added sales in the second quarter of 2012. Adjusting for the impact of the divested operations, value-added sales were down 1%.

The Company reported a net loss attributable to common shareholders of $2.1 million, or $0.02 per diluted share, in the second quarter of 2013, compared with net income of $1.9 million, or $0.02 per diluted share, in the prior-year quarter. The adjusted net income from continuing operations attributable to common shareholders was $12.1 million, or $0.14 per diluted share, compared with $8.6 million, or $0.10 per diluted share, in the second quarter of 2012. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were approximately $38 million in the second quarter of 2013, compared with $33 million in the same period last year. EBITDA margins, based on value-added sales, were 9.3% in the current quarter and 7.9% in the same period last year.

Commenting on the results, Peter Thomas, President and Chief Executive Officer, said, “We continue to make good progress on our value creation strategy, resulting in improved gross profit margins, lower SG&A costs and increased adjusted earnings. Second-quarter value-added sales, excluding divested business, were down slightly versus the same period last year, despite continued depressed economic conditions in Europe, de-selection of certain Polymer Additives products, and continued rationalization of our customer and product portfolios. We are successfully executing on our cost saving initiatives, making Ferro more competitive and driving increased profitability. We are on track with our cost saving initiatives and continue to expect $30 million of savings in 2013 and $70 million in 2014.”

2013 Second-Quarter Results Detail

Net sales for the three months ended June 30, 2013, were $435 million versus $476 million in the second quarter of 2012. On a value-added basis, removing the sale of precious metals, sales declined 3.8% from $424 million in the second quarter of 2012 to $408 million in the second quarter of 2013. Adjusting for the impact of exiting the solar pastes product line ($9 million) and a borates mine in Argentina ($2 million), value-added sales declined by 1.2%.

Although value-added sales declined across all reportable segments, adjusting for divested operations, sales in the Pigments, Powders and Oxides segment increased by approximately $2 million, while sales in Performance Colors and Glass, Performance Coatings and Specialty Plastics were nearly flat. Polymer Additives sales declined by approximately $7 million, due to expected changes in environmental regulations pertaining to certain plasticizer products, which are resulting in product replacement by some customers in the United States and Europe. As previously announced, the Company is installing dibenzoates and benzoic acid production capabilities at its operations in Antwerp, Belgium that will provide an alternative for its plasticizer product offering. Production is expected to begin in the second half of 2014.

Gross profit was $88 million during the 2013 second quarter, compared with $86 million during the second quarter of 2012. Excluding special charges, adjusted gross profit was $89 million compared with $87 million in the prior-year period. During the second quarter of 2013, gross profit was reduced by special charges of approximately $2 million related primarily to inventory items, including a loss associated with a flood at our Colditz, Germany manufacturing facility. During the 2012 second quarter, gross profit was reduced by charges of approximately $1 million, primarily related to residual costs at closed manufacturing sites involved in earlier restructuring initiatives. Gross profit in the second quarter was further affected by two plant shutdowns, one for maintenance and the other as a result of the flood at the Colditz facility. The Company estimates the shutdowns reduced gross profit by approximately $2 million.

The primary driver of the increase in gross profit was improved profitability in the Performance Coatings and Performance Colors and Glass segments, partially offset by the exit of the solar pastes product line and lower sales in Polymer Additives. Adjusted gross profit as a percent of value-added sales for the second quarter of 2013 was 21.9% versus 20.4% in the same period of 2012. Gross margins benefitted from the execution of cost saving initiatives and recent reductions in raw material pricing relative to current pricing levels.

Selling, general, and administrative (“SG&A”) expenses were $64 million during the second quarter of 2013 compared with $66 million in the prior-year quarter, a 3% reduction. Excluding special charges in both periods, SG&A expenses declined 7% to $61 million from $65 million. During the second quarter of 2013, the Company incurred approximately $3 million of special charges, primarily related to a proxy contest and other nonrecurring corporate expenses. Special charges totaled approximately $1 million in the second quarter of 2012 related to severance and expenses at sites that were closed during earlier restructuring actions.

Cost saving initiatives and actions taken to reduce costs associated with the solar divestiture favorably impacted SG&A by an estimated $10 million. These reductions in SG&A expenses were partially offset by higher costs in other areas, including higher incentive compensation expense ($3 million), additions to the bad debt reserve associated with two customer bankruptcies in Latin America ($1 million), higher pension costs due to a second quarter 2012 curtailment of a defined benefit plan in Europe ($1 million), and higher other net expenses ($1 million).

Total debt as of the end of the second quarter was $339 million, a reduction of $8 million from December 31, 2012. In addition, cash balances increased $1 million during the first half of the year to $31 million, resulting in a reduction in net debt of $9 million during the first six months of the year. In comparison, during the first six months of 2012, net debt increased by $30 million. Cash from operations was $8 million during the second quarter of 2013 versus $16 million in the same period last year. Net precious metal leases at the end of the second quarter were $51 million versus $112 million at the end of last year.

2013 Outlook

The Company continues to expect adjusted earnings for 2013 to be in the range of $0.35 to $0.40 per diluted share. The expected increase in earnings compared with 2012 will be driven primarily by cost savings of approximately $30 million and the exit from the solar pastes product line. Expected improvements in the Company’s cost structure will be partially offset by anticipated inflation and the normalization of incentive compensation.

Adjusting for the impact of divested operations and before the impact of changes in foreign currency rates, second-half value-added sales growth is expected to be in the range of 4% to 5% compared to the same period last year. For the year, the Company expects cash flow to be slightly positive.

Commenting on the 2013 outlook, Mr. Thomas said, “We are pleased with our progress year-to-date and are confident we will deliver on our cost saving targets, but we remain cautious about market conditions in Europe and Asia. In addition, our normal seasonal business pattern is characterized by lower customer demand and reduced plant utilization due to holiday shutdowns in the second half of the year. Accordingly, while we expect higher sales and gross margins in the second half of the year relative to the same period last year, we expect lower sales and gross margins in each of the third and fourth quarters of 2013 compared with the second quarter 2013 levels. Based on these considerations, we are maintaining our current 2013 adjusted earnings guidance of $0.35 to $0.40 per share.”

Conference Call

The Company will host a conference call to discuss its second-quarter financial results and current outlook for 2013 on Thursday, August 1, 2013, at 10:00 a.m. Eastern Time. To listen to the call, dial 800-915-4217 if calling from the United States or Canada, or dial 212-231-2934 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on August 7. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21669223 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through September 30, 2013. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,600 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety, and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health, and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

# # #

Contacts:

Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com

Ferro Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except share and per
share amounts)	2013	As adjusted 2012	2013	As adjusted 2012
Net sales	$435,455	$475,546	$852,979	$935,971
Cost of sales	347,801	389,728	686,088	764,432

Gross profit	87,654	85,818	166,891	171,539
Selling, general and administrative expenses	64,316	66,304	125,908	138,812
Restructuring and impairment charges	13,450	4,728	22,904	5,039
Other expense (income):
Interest expense	6,971	6,476	14,268	12,850
Interest earned	(70)	(51)	(123)	(135)
Foreign currency losses (gains), net	1,202	(221)	2,708	(77)
Miscellaneous expense (income), net	1,232	1,845	(9,284)	2,241

Income before income taxes	553	6,737	10,510	12,809
Income tax expense	2,535	4,859	3,551	7,668

(Loss) income from continuing operations	(1,982)	1,878	6,959	5,141
Income (loss) from discontinued operations, net of income taxes	—	328	(8,421)	1,035
Net (loss) income	(1,982)	2,206	(1,462)	6,176
Less: Net income (loss) attributable to noncontrolling interests	148	330	(215)	454

Net (loss) income attributable to Ferro Corporation common shareholders	$(2,130)	$1,876	$(1,247)	$5,722

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings:
From continuing operations	$(0.02)	$0.02	$0.08	$0.05
From discontinued operations	—	—	(0.09)	0.01

	$(0.02)	$0.02	$(0.01)	$0.06

Diluted (loss) earnings:
From continuing operations	$(0.02)	$0.02	$0.08	$0.05
From discontinued operations	—	—	(0.09)	0.01

	$(0.02)	$0.02	$(0.01)	$0.06

Shares outstanding:
Weighted-average basic shares	86,528,969	86,293,650	86,483,770	86,263,367
Weighted-average diluted shares	86,528,969	86,667,852	87,235,976	86,670,805
End-of-period basic shares	86,546,145	86,295,512	86,546,145	86,295,512

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Gross Profit
(Unaudited)
	Three months ended		Six months ended
(Dollars in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Segment Net Sales
Pigments, Powders and Oxides	$53,514	$84,815	$108,301	$154,038
Performance Colors and Glass	106,447	105,815	204,574	209,723
Performance Coatings	155,194	157,315	294,096	309,829
Polymer Additives	76,798	83,450	157,667	171,174
Specialty Plastics	43,502	44,151	88,341	91,207
Total segment net sales	$435,455	$475,546	$852,979	$935,971

Segment Gross Profit
Pigments, Powders and Oxides	$9,319	$13,212	$17,492	$20,244
Performance Colors and Glass	31,232	28,042	58,490	56,950
Performance Coatings	35,235	31,107	63,827	61,466
Polymer Additives	5,511	6,525	14,365	17,964
Specialty Plastics	7,846	7,565	15,235	16,224
Other cost of sales	(1,489)	(633)	(2,518)	(1,309)

Total gross profit	87,654	85,818	166,891	171,539
Selling, general and administrative expenses	64,316	66,304	125,908	138,812
Restructuring and impairment charges	13,450	4,728	22,904	5,039
Other expense, net	9,335	8,049	7,569	14,879

Income before income taxes	$553	$6,737	$10,510	$12,809

Ferro Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)	June 30,
	2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$30,662	$29,576
Accounts receivable, net	338,208	306,463
Inventories	194,468	200,824
Deferred income taxes	8,004	7,995
Other receivables	28,289	31,554
Other current assets	12,037	10,802
Current assets of discontinued operations	—	6,289

Total current assets	611,668	593,503

Property, plant and equipment, net	295,936	309,374
Goodwill	62,573	62,975
Amortizable intangible assets, net	12,595	14,410
Deferred income taxes	20,343	21,554
Other non-current assets	54,351	61,941
Other assets of discontinued operations	—	15,346

Total assets	$1,057,466	$1,079,103

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$76,073	$85,152
Accounts payable	189,387	182,024
Accrued payrolls	36,044	31,643
Accrued expenses and other current liabilities	72,770	76,384
Current liabilities of discontinued operations	—	1,300

Total current liabilities	374,274	376,503

Long-term debt, less current portion	262,973	261,624
Postretirement and pension liabilities	203,124	216,167
Other non-current liabilities	18,450	18,135

Total liabilities	858,821	872,429
Shareholders’ equity	185,590	193,527
Noncontrolling interests	13,055	13,147

Total liabilities and equity	$1,057,466	$1,079,103

Ferro Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
	Three months ended		Six months ended
(Dollars in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net (loss) income	$(1,982)	$2,206	$(1,462)	$6,176
Loss (gain) on sale of assets and business	500	949	(10,395)	741
Restructuring and impairment charges	4,098	4,310	5,957	4,151
Depreciation and amortization	12,796	14,128	26,060	28,007
Accounts receivable	(23,224)	(16,890)	(37,170)	(50,623)
Inventories	16,196	20,506	10,101	8,577
Accounts payable	(2,649)	3,697	5,584	15,251
Other changes in current assets and liabilities, net	8,659	(6,273)	(4,920)	8,131
Other adjustments, net	(5,842)	(6,480)	(2,309)	(15,233)
Net cash provided by (used for) operating activities	8,552	16,153	(8,554)	5,178
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(7,724)	(12,929)	(15,902)	(35,508)
Proceeds from sale of assets	339	824	15,448	1,192
Proceeds from sale of stock of Ferro Pfanstiehl Laboratories, Inc.	—	—	16,912	—
Dividends received from affiliates	—	436	1,119	436

Net cash (used for) provided by investing activities	(7,385)	(11,669)	17,577	(33,880)
Cash flow from financing activities
Net borrowings (repayments) under loans payable	921	3,222	(8,714)	34,906
Proceeds from revolving credit facility	106,068	115,078	216,201	212,996
Principal payments on revolving credit facility	(108,726)	(119,501)	(214,820)	(215,174)
Other financing activities	(1,796)	(620)	(387)	(1,060)

Net cash (used for) provided by financing activities	(3,533)	(1,821)	(7,720)	31,668
Effect of exchange rate changes on cash and cash equivalents	131	(567)	(217)	(590)

(Decrease) increase in cash and cash equivalents	(2,235)	2,096	1,086	2,376
Cash and cash equivalents at beginning of period	32,897	23,271	29,576	22,991
Cash and cash equivalents at end of period	$30,662	$25,367	$30,662	$25,367

Cash paid during the period for:
Interest	$1,088	$1,137	$13,396	$13,196
Income taxes	831	869	2,379	2,098

Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Reported Loss to Adjusted Income
for the Three Months Ended June 30 (Unaudited)
(Dollars in thousands,		Selling, general and				Net (loss) income
except per share amounts)		administrative	Restructuring and	Other expense	Income tax expense	attributable to common	Diluted (loss)
	Cost of sales	expenses	impairment charges	(income), net	(benefit)	shareholders	earnings per share
	2013
As reported	$347,801	$64,316	$13,450	$9,335	$2,535	$(2,130)	$(0.02)
Special items:
Restructuring	—	—	(13,450)	—	4,842	8,608	0.10
Other (1)	(1,737)	(3,457)	—	—	1,870	3,324	0.04
Taxes (2)	—	—	—	—	(2,336)	2,336	0.02
Total special items	(1,737)	(3,457)	(13,450)	—	4,376	14,268	0.16

As adjusted	$346,064	$60,859	$—	$9,335	$6,911	$12,138	$0.14

				2012

As reported	$389,728	$66,304	$4,728	$8,049	$4,859	$1,876	$0.02
Special items:
Restructuring	—	—	(4,728)	—	1,702	3,026	0.03
Other (1)	(685)	(967)	—	(808)	886	1,574	0.02
Taxes (2)	—	—	—	—	(2,434)	2,434	0.03
Discontinued operations	—	—	—	—	—	(328)	—

Total special items	(685)	(967)	(4,728)	(808)	154	6,706	0.08

As adjusted	$389,043	$65,337	$—	$7,241	$5,013	$8,582	$0.10

1)	Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, gain/loss on divestitures, costs related to the proxy contest and certain business development activities.

2)	Adjustment of reported earnings and of special items to a normalized 36% rate for 2013 and 2012.

It should be noted that adjusted earnings and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings and earnings per share presented here exclude certain special items including the mark-to-market adjustments related to our net pension and other postretirement benefit liabilities, restructuring and impairment charges, severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development costs. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Reported Income to Adjusted Income
for the Six Months Ended June 30 (Unaudited)
		Selling, general and				Net (loss) income
(Dollars in thousands,		administrative	Restructuring and	Other expense	Income tax expense	attributable to common	Diluted (loss)
except per share amounts)	Cost of sales	expenses	impairment charges	(income), net	(benefit)	shareholders	earnings per share
	2013
As reported	$686,088	$125,908	$22,904	$7,569	$3,551	$(1,247)	$(0.01)
Special items:
Restructuring	—	—	(22,904)	—	8,245	14,659	0.17
Other (1)	(2,864)	(4,526)	—	8,856	(528)	(938)	(0.01)
Taxes (2)	—	—	—	—	233	(233)	—
Solar Pastes (3)	—	—	—	—	—	205	—
Discontinued operations	—	—	—	—	—	8,421	0.10
Noncontrolling interest	—	—	—	—	—	(394)	(0.01)

Total special items	(2,864)	(4,526)	(22,904)	8,856	7,950	21,720	0.25
As adjusted	$683,224	$121,382	$—	$16,425	$11,501	$20,473	$0.24

				2012

As reported	$764,432	$138,812	$5,039	$14,879	$7,668	$5,722	$0.06
Special items:
Restructuring	—	—	(5,039)	—	1,814	3,225	0.04
Other (1)	(1,391)	(2,724)	—	(808)	1,772	3,151	0.04
Taxes (2)	—	—	—	—	(3,056)	3,056	0.03
Discontinued operations	—	—	—	—	—	(1,035)	(0.01)

Total special items	(1,391)	(2,724)	(5,039)	(808)	530	8,397	0.10
As adjusted	$763,041	$136,088	$—	$14,071	$8,198	$14,119	$0.16

1)	Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, gain/loss on divestitures, costs related to the proxy contest and certain business development activities.

2)	Adjustment of reported earnings and of special items to a normalized 36% rate for 2013 and 2012.

3)	Adjustment to exclude the operations of the Solar Pastes product line prior to the completion of the transaction on February 6, 2013 where certain Solar Pastes assets were sold and the Company exited the product line. We believe this adjustment, in combination with the adjustment to exclude the gain on the sale of Solar Pastes assets of $8,954 included within the adjustments to the Other Expense, Net, provides investors with additional information on the underlying operations of the business.

It should be noted that adjusted earnings and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings and earnings per share presented here exclude certain special items including the mark-to-market adjustments related to our net pension and other postretirement benefit liabilities, restructuring and impairment charges, severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development costs. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information
Segment Sales Excluding Precious Metals and
Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales and Schedule of
Adjusted Gross Profit (Unaudited)
	Three months ended				Six months ended
	June 30,				June 30,
(Dollars in thousands)	2013		2012		2013		2012
Pigments, Powders and Oxides	$39,090		$45,522		$74,595		$88,396
Performance Colors and Glass	93,074		93,246		179,746		180,981
Performance Coatings	155,194		157,315		294,096		309,829
Polymer Additives	76,798		83,450		157,667		171,174
Specialty Plastics	43,502		44,151		88,341		91,207

Total segment sales excluding precious metals	407,658		423,684		794,445		841,587
Sales of precious metals	27,797		51,862		58,534		94,384

Total net sales	$435,455		$475,546		$852,979		$935,971

Net sales excluding precious metals	$407,658		$423,684		$794,445		$841,587
Adjusted cost of sales	346,064		389,043		683,224		763,041
Cost of sales from precious metals	(27,797)		(51,862)		(58,534)		(94,384)

Adjusted cost of sales excluding precious metals	318,267		(17,221)		624,690		666,158
Adjusted gross profit	$89,391		$86,503		$169,755		$172,930

Adjusted gross profit percentage	21.9	%	20.4	%	21.4	%	20.5	%

It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Adjusted cost of sales and adjusted gross profit presented here exclude certain special items including impairment charges and ongoing costs at facilities that have been idled. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Ferro Corporation and Subsidiaries
Supplemental Information
Adjusted Segment Sales Excluding Precious Metals (Unaudited)
(Dollars in thousands)		Three months ended June 30,
	2012	Adjustment (1)	Adjusted Sales	2013	$ Change
Pigments, Powders and Oxides	$45,522	$(8,829)	$36,693	$39,090	$2,397
Performance Colors and Glass	93,246	—	93,246	93,074	(172)
Performance Coatings	157,315	(2,207)	155,108	155,194	86
Polymer Additives	83,450	—	83,450	76,798	(6,652)
Specialty Plastics	44,151	—	44,151	43,502	(649)
Total segment sales excluding precious metals	$423,684	$(11,036)	$412,648	$407,658	$(4,990)

1)	Sales from divested operations.

It should be noted that adjusted sales is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted sales presented here exclude sales from divested operations. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Ferro Corporation and Subsidiaries
Supplemental Information
Segment Detail
Performance Materials
	Three months ended		Six months ended
(Dollars in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Sales

Pigments, Powders & Oxides	$53,514	$84,815	$108,301	$154,038
Performance Colors & Glass	106,447	105,815	204,574	209,723
Performance Coatings	155,194	157,315	294,096	309,829

Total Performance Materials Sales	315,155	347,945	606,971	673,590
Gross profit

Pigments, Powders & Oxides	9,319	13,212	17,492	20,244
Performance Colors & Glass	31,232	28,042	58,490	56,950
Performance Coatings	35,235	31,107	63,827	61,466

Total Performance Materials Gross Profit	75,786	72,361	139,809	138,660
Selling, general and administrative charges	39,565	45,326	79,793	92,911

Performance Materials Operating Profit	$36,221	$27,035	$60,016	$45,749

Performance Chemicals
	Three months ended		Six months ended
	June 30,		June 30,

	2013	2012	2013	2012

Sales

Polymer Additives	$76,798	$83,450	$157,667	$171,174
Specialty Plastics	43,502	44,151	88,341	91,207

Total Performance Chemicals Sales	120,300	127,601	246,008	262,381
Gross Profit

Polymer Additives	5,511	6,525	14,365	17,964
Specialty Plastics	7,846	7,565	15,235	16,224

Total Performance Chemicals Gross Profit	13,357	14,090	29,600	34,188
Selling, general and administrative charges	5,949	6,640	12,197	13,561

Performance Chemicals Operating Profit	$7,408	$7,450	$17,403	$20,627

Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Operating Group NON-GAAP Measures
to Consolidated GAAP Balances
	Three months ended		Six months ended
(Dollars in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Total Sales	$435,455	$475,546	$852,979	$935,971
Performance Materials	75,786	72,361	139,809	138,660
Performance Chemicals	13,357	14,090	29,600	34,188
Other cost of sales	(1,489)	(633)	(2,518)	(1,309)

Total gross profit	87,654	85,818	166,891	171,539
Performance Materials	39,565	45,326	79,793	92,911
Performance Chemicals	5,949	6,640	12,197	13,561
Corporate	18,802	14,338	33,918	32,340

Total selling, general and administrative charges	64,316	66,304	125,908	138,812
Total operating profit	23,338	19,514	40,983	32,727
Restructuring and impairment charges	13,450	4,728	22,904	5,039
Interest expense	6,971	6,476	14,268	12,850
Interest earned	(70)	(51)	(123)	(135)
Foreign currency losses (gains), net	1,202	(221)	2,708	(77)
Miscellaneous expense (income), net	1,232	1,845	(9,284)	2,241

Income from continuing operations before taxes	$553	$6,737	$10,510	$12,809

It should be noted that operating group sales, gross profit, selling, general and administrative charges, and operating profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The respective information has been aggregated in a manner consistent with the operating groups of the company.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Ferro Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
	Three months ended				Six months ended
	June 30,				June 30,
(Dollars in thousands)	2013		2012		2013		2012

Net (Loss) Income Attributable to Ferro Corporation	$(2,130)		$1,876		$(1,247)		$5,722
(Income) Loss from Discontinued Operations, net of Income Tax	—		(328)		8,421		(1,035)
Interest Expense	6,971		6,476		14,268		12,850
Income Tax Expense	2,535		4,859		3,551		7,668
Depreciation and Amortization	12,796		14,128		26,060		28,007
Less Interest Amortization Expense and Other	(720)		(709)		(2,071)		(1,432)
Cost of Sales Adjustments	1,737		685		2,864		1,391
SG&A Adjustments	3,457		967		4,526		2,724
Restructuring and Impairment	13,450		4,728		22,904		5,039
OIE Adjustments	—		808		(520)		808
Noncontrolling Interest Adjustments	—		—		(394)		—
Gain on Sale of Solar Pastes Assets	—		—		(8,954)		—
Solar Pastes Operations	—		—		323		—
Adjusted EBITDA	$38,096		$33,490		$69,731		$61,742

Net sales excluding precious metals	$407,658		$423,684		$794,445		$841,587
Adjusted EBITDA as a % of net sales excluding precious metals	9.3	%	7.9	%	8.8	%	7.3	%

Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, nonrecurring adjustments to cost of sales, non-recurring adjustments to SG&A, restructuring and impairment charges, nonrecurring adjustments to miscellaneous income and expense, and the gain and impact of solar operations on Q1 2013.